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                                   Exhibit 2.2


                                LOCKUP AGREEMENT


         THIS LOCKUP AGREEMENT (this "Agreement") is executed effective as of July 2, 1999 by DMR Financial Services, Inc., a Michigan corporation ("Securityholder"), in favor of Bingham Financial Services Corporation, a Michigan corporation ("Bingham"). All capitalized terms used, but not defined, in this Agreement have the same meanings as in the Reorganization Agreement (defined below).

         WHEREAS, Bingham, Security holder, Detroit Mortgage and Realty Company, a Michigan corporation ("DMR"), and Hartger & Willard Mortgage Associates, Inc., a Michigan corporation, are parties to a Reorganization Agreement, dated June 30, 1999 (as the same may have been or may be amended or supplemented, the "Reorganization Agreement"); and

         WHEREAS, pursuant to the Reorganization Agreement, Bingham will issue to Securityholder, as the consideration to be paid under the Reorganization Agreement, shares of Bingham's common stock, without par value (the "Shares"); and

         WHEREAS, Bingham has required that Securityholder enter into this Agreement as a condition to the issuances of shares of Bingham's common stock to Securityholder.

         NOW, THEREFORE, in consideration of the foregoing and the consideration to be given to Securityholder under the Reorganization Agreement, Securityholder hereby agrees as follows, for the benefit of Bingham and its successors and assigns:

         1. Agreement Not to Sell. Except in connection with transfers pursuant to Sections 2 or 3 of the Shareholders Agreement dated as of July 2, 1999 by and among Bingham, Securityholder, DMR and the persons identified as "Shareholders/Directors" on Schedule I thereto (the "Shareholders Agreement"), Securityholder shall not, directly or indirectly, sell, offer to sell, solicit an offer to buy, contract to sell (including, without limitation, any short sale), grant any option to purchase or right to acquire, acquire any option to dispose, or otherwise transfer or dispose of, or pledge, grant a lien on or otherwise encumber (all together, a "Transfer"), all or any part of the Shares for a period beginning on the Closing Date and ending four (4) years and one (1) day after the Closing Date, if an Affiliate (defined in paragraph 5 below), or ending eighteen (18) months and one (1) day after the Closing Date, if not an Affiliate, subject to the provisions set forth in paragraphs 2, 3 and 4 below.

         2. Staggered Release of Shares from Lockup Provisions. Notwithstanding paragraph 1 above, Securityholder, if an Affiliate, shall be permitted to Transfer the Shares in the following amounts and on the following dates, subject to the provisions of the Shareholders Agreement:

    Beginning two (2) years and one (1) day        up to 25% of the Shares then
    after the Closing Date                         owned, beneficially or of
                                                   record, by Securityholder



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         Beginning three (3) years and one       up to 50% of the Shares then
         (1) day after the Closing Date          owned,  beneficially or of
                                                 record, by Securityholder

         Beginning four (4) years and            up to 100% of the Shares then
         one (1) day after the Closing Date      owned, beneficially or of
                                                 record, by Securityholder

         3. Release of Shares from Lockup Provisions on the Occurrence of Certain Events.

                  (a) Notwithstanding paragraph 1 above, Securityholder shall no longer be subject to the provisions of paragraph 1 above on the occurrence of a Change In Control (defined below). For purposes of this Agreement, the term "Change In Control" means that there has been a change, in any single transaction, in the beneficial ownership of more than fifty percent (50%) of the voting securities of Bingham, whether by purchase and sale, exchange, conversion, merger or other transfer; provided, however, that for the purpose of determining whether, with respect to any single transaction, a Change In Control has occurred, the beneficial ownership of any Shares which are subject to this Lockup Agreement shall be deemed not to have changed by virtue of such transaction.

                  (b) Notwithstanding paragraph 1 above, if, at any time, the number of shares of Bingham's common stock then owned, beneficially or of record, by those persons who were members of the Board of Directors of Bingham on January 8, 1999 (the "Obligated Persons"), collectively, is equal to or less than eighty percent (80%) of the number of shares of Bingham's common stock owned, beneficially or of record, by them, collectively, as of the Closing Date, then Securityholder shall be permitted to Transfer up to ten percent (10%) of the number of the Shares then owned, beneficially or of record, by Securityholder; provided, however, that Shares previously Transferred in accordance with paragraph 2 above shall be counted toward such ten percent (10%) limit. Thereafter, for each additional ten percent (10%) of the number of shares of Bingham's common stock which, at any time, the Obligated Persons, collectively, cease to own, beneficially or of record, as compared to the number of shares of Bingham's common stock owned, beneficially or of record, by them, collectively, as of the Closing Date, Securityholder shall be permitted to Transfer up to an additional ten percent (10%) of the Shares then owned, beneficially or of record, by Securityholder; provided, however, that Shares previously Transferred in accordance with paragraph 2 above shall be counted toward such additional ten percent (10%). For example, if, at some future time, the Obligated Persons own, collectively, fifty-nine percent (59%) of the number of shares of Bingham's common stock owned by them, collectively, as of the Closing Date, Securityholder shall be permitted to Transfer up to a total of thirty percent (30%) of the number of the Shares then owned by Securityholder, including all Transfers previously made pursuant to paragraph 1 above or either of the first two sentences of this paragraph 3(b). All Transfers pursuant to this paragraph 3(b) shall be subject to the provisions of the Shareholders Agreement.

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         4.       Exempt Transfers. Notwithstanding paragraph 1 above,
Securityholder may Transfer all or any part of the Shares, so long as such Transfer is an Exempt Transfer (defined below). For purposes of this Agreement, an "Exempt Transfer" is: (a) a Transfer to Bingham, DMR or the shareholders of DMR pursuant to and in accordance with Section 15.7 of the Reorganization Agreement; (b) a Transfer entirely between or among any of the Shareholders (as defined in the Shareholders Agreement), provided, however, that any such Transfer shall be subject to, and must be effected in accordance with, the terms and conditions of Section 15.7 of the Reorganization Agreement; (c) assuming that the Transfer to the shareholders of DMR contemplated in Section 15.7 of the Reorganization Agreement has been effected, a Transfer by will or intestate succession to a Shareholder's executors, administrators, testamentary trustees, legatees or beneficiaries; (d) assuming that the Transfer to the shareholders of DMR contemplated in Section 15.7 of the Reorganization Agreement has been effected, a Transfer to a Shareholder's immediate family members or to a Michigan revocable inter-vivos trust, of which a Shareholder is the grantor, or another entity controlled by such Shareholder formed primarily for estate planning purposes for the benefit of said Shareholder; (e) a Transfer to an organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), so long as the transferor is not a "disqualified person" (as defined in Section 4946(a) of the Code, assuming that all references to "private foundation" or "foundation" in such Section 4846(a) are interpreted to mean the organization in question) with respect to such organization (and/or his spouse, children, grandchildren, parents and/or siblings) (the parties identified in (b), (c), (d) and (e), or any one of them are hereinafter collectively referred to as "Permitted Transferees"); or (f) a Transfer in a public offering by Bingham pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), or in a transaction not involving a public offering pursuant to Rule 144 promulgated thereunder. The transferee in any Exempt Transfer shall take the Shares in question subject to the terms of this Agreement. Finally, notwithstanding paragraph 1 above, Securityholder shall be entitled to pledge the Shares to a secured creditor pursuant to a bona fide loan transaction (but not in connection with any short sale, hedge, collar or other transaction which is not a bona fide loan), provided that the pledgee agrees, in writing, to be bound by the restrictions and obligations set forth in this Agreement.

         5. Definition of Affiliate. Detroit Mortgage and Realty Company and DMR Financial Services, Inc. shall each be considered an "Affiliate" for purposes of this Agreement. In addition, and assuming Detroit Mortgage and Realty Company distributes the Shares to its shareholders pursuant to and in accordance with the terms and conditions of the Reorganization Agreement, each of the following persons shall be considered an "Affiliate" for purposes of this
Agreement: Daniel D. Armistead, Mark C. Stevens, Joseph L. Loving, William Clark Durant and those other persons listed on Schedule 15.7(b)-1 to the Reorganization Agreement.

         6. Compliance With Securities Laws. Any other provision of his Agreement to the contrary notwithstanding, Securityholder shall not, directly or indirectly, sell, offer to sell, solicit an offer to buy, contract to sell (including without limitation, any short sale), grant any option to purchase or right to acquire, acquire any option to dispose, or otherwise transfer or dispose of, or pledge, grant a lien on or otherwise encumber, all or any portion of the Shares, unless such Shares are registered pursuant to an effective registration statement under, or except in accordance with an exemption from, all applicable federal and state securities laws. In addition, Securityholder acknowledges that the Shares may be subject to Rule 145 promulgated under the Act.


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         7.       Interpretation and Governing Laws. Paragraph headings are for convenience only and are not to be deemed to be part of this instrument. Any reference herein to a person in the singular or the plural or as him, her, it or other like reference, shall also, where the context so requires, be deemed to include the singular or the plural reference, or the masculine, feminine or neuter reference, as the case may be. The laws of the State of Michigan (being the state in which the closing of the transactions contemplated in the Reorganization Agreement is to take place, and the state the laws of which have been selected to govern the Reorganization Agreement) shall govern all questions as to the validity of this power and the construction of its provisions, without regard to its conflict of laws provisions. Photographic or other facsimile reproductions of this executed document may be relied on by any person to the same extent as though the copy were an original. This Agreement may not be amended unless such amendment is in writing and acknowledged in writing by Bingham. Any waiver of any provision of this Agreement must be in writing, and any such waiver in any one circumstance shall not operate as a waiver in any subsequent or similar circumstance.

         IN WITNESS WHEREOF, Securityholder has executed this Lockup Agreement effective as of July 2, 1999.



                                   "SECURITYHOLDER":

                                   DMR FINANCIAL SERVICES, INC.

                                   By:       /s/ Mark C. Stevens
                                       -----------------------------------------
                                   Its:      President and CEO
                                       -----------------------------------------


STATE OF               )
          ------------
                       ) ss
COUNTY OF              )
          ------------


         On this ______ day of ___________, 1999, before me, a Notary Public, personally appeared _____________, the _____________ of the "Securityholder" identified above, who executed the above Lockup Agreement for and on behalf of such corporation.



                                                   -----------------------------
                                                   Notary Public,

                                                            County,
                                                   ---------       -------------
                                                   My commission expires:
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